                                  EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 3, 2003, between OmniComm Systems, Inc., a Delaware corporation, (the "Company"), and Charles H. Beardsley, (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Executive has experience in managing at a senior level the sales and marketing function of a publicly traded company (or a division of such a company) involved in or related to the clinical trials business;

         WHEREAS, the parties acknowledge that the Executive's abilities and services are unique and essential to the prospects of the Company; and,

         WHEREAS, in light of the foregoing, the Company desires to employ the Executive as its Senior Vice President of Marketing and Sales, and the Executive desires to accept such employment.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive as Senior Vice President of Marketing and Sales, and the Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

         2. TERM AND TERMINATION. This Agreement shall commence on January 3, 2003, and shall terminate as of the earlier of:

                  (a)      3 years from the date hereof;

                  (b) the death or disability of the Executive. Disability shall mean the Executive's inability, due to sickness or injury, to perform effectively his duties hereunder for a period of at least 90 consecutive days. Executive agrees, in the event of a dispute under this Subsection (b) relating to Executive's Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive;

                  (c) thirty (30) days after notice is given by the Company to the Executive after a material breach hereof by the Executive constituting "Cause" as defined in this Agreement; or,

                  (d) thirty (30) days after notice is given by the Executive to the Company after a material breach hereof by the Company constituting "Good Reason" as defined in this Agreement.

THE EXERCISE OF THE COMPANY'S OR THE EXECUTIVE'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO CLAUSE (C) OR (D) HEREOF, AS THE CASE MAY BE, SHALL NOT ABROGATE THE RIGHTS AND REMEDIES OF THE TERMINATING PARTY IN RESPECT OF THE BREACH GIVING RISE TO SUCH TERMINATION.


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         3.       SALARY. For all services rendered under this Agreement:

                  (a) During the term of his employment, the Company shall pay the Executive an annual salary of $150,000.00, which shall be paid in bi-weekly installments. Such salary shall be adjusted effective January 1, 2004, and on January 1 of each subsequent year during the term hereof, for increases in the cost of living, based on the percentage increase in the CPI (All United States Wage Earners), as published by the US Department of Labor, over the preceding calendar year, and may be further increased, but not decreased, during the term hereof, at the discretion of the Board of Directors. Executive's annual salary shall be reviewed at least annually, and in addition to cost of living increases, Executive shall be eligible to performance based increases in his annual salary. The performance-based increases in annual salary shall be based on mutually agreed upon sales and marketing objectives for Executive, which objectives shall be determined in good faith by Executive and the Board. The initial sales and marketing objectives shall be determined within thirty (30) days of the date of this Agreement for calendar year 2003, and for each subsequent calendar year during the term, the objectives shall be determined during the fourth quarter of the preceding calendar year.

                  (b) During the term of his employment, the Executive shall be entitled to participate in all employee benefit plans or programs of the Company, if any, offered to the employees of the Company generally, and in all executive employee benefit plans and programs of the Company, to the extent the Executive is eligible to participate thereunder. Such plans and programs shall include, but not be limited to, the following:

                           (i) major medical health and dental insurance for the Executive, his spouse and children. Executive shall remain initially under his existing COBRA plan health coverage, and the Company shall reimburse Executive for up to $800.00 per month (as a business expense reimbursement) while Executive remains under such health plan coverage. The balance of the COBRA cost ($432.14 per month) shall be paid for by Executive. At expiration of COBRA coverage, Executive shall be eligible to join the Company's benefit then in force on the same terms and conditions as all other employees, or may choose to take private health coverage with the Company reimbursing Executive up to $800 per month;

                           (ii) three weeks paid vacation for the first year of the term, and four weeks paid vacation for each subsequent year of the term;

                           (iii) coverage under a group disability insurance plan (to be provided within the first quarter of 2003);

                           (iv)     participation in a 401k plan when
                  established by the Company ; and

                           (v) reimbursement of all ordinary and necessary business expenses, subject to Executive providing reasonable documentation and itemization of such expenses in accordance with Company expense reimbursement policies.

                  (c) The Executive shall receive a stock grant of 100,000 shares of the Company's common stock, which grant shall be deemed fully vested upon execution of this Agreement. Such stock grant shall be of restricted stock, and Executive and the Company agree that the value of such common stock grant is $0.20 (as of 1/3/03). The Company shall "gross up" and reimburse Executive for any federal and state income taxes (estimated to be $7,000.00 plus or minus 15%) incurred by him as a result of such stock grant, so that Executive shall not bear any of such tax cost. Such reimbursement shall be made within thirty (30) days following the receipt by the Company of a statement of the amount of such taxes and "gross up" payment from Executive's accountant, accompanied by a copy of the Executive's 2003 federal income tax return. Executive also shall be permitted to participate in the Company's stock option plan. The number of shares subject to options, type of options, and vesting of the options are set forth on Exhibit "A," attached hereto as if fully set forth herein.

                  (d) The Company shall also pay the Executive a commission on a quarterly basis, equal to 2% of the Company's Net Operating Income ("NOI"), determined and computed in accordance with the statement attached hereto as Exhibit "B". Executive shall be paid the 2% commission on NOI, as defined herein, within 30 days after the end of each calendar quarter during the term of this Agreement. In the event of any partial quarter, such commission shall be prorated to cover the time during such quarter that Executive was employed by the Company.


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                  (e)      The Executive shall also be entitled to severance pay
         equal to twelve (12) months' salary and benefits in the event (i) termination by the Company for any reason other than for "Cause", or
         (ii) Executive voluntarily terminates his employment with the Company for "Good Reason". For purposes of this Agreement, "Cause" shall mean any one of the following events: (i) commission of a felony or a crime involving moral turpitude relating to services provided to the Company; or (ii) termination by the Company for Executive's material breach of any provision of this Agreement that is not cured or corrected within twenty (20) days following written notice of such breach, which notice shall contain a specific description of the breach and the action which must be taken by Executive to cure or correct such breach. Failure of the Company or the Executive to achieve or satisfy any milestone or other performance goal or hurdle shall not be deemed a material breach of this Agreement. For purposes of this Agreement, "Good Reason" shall mean any one of the following events: (a) a reduction in Executive's annual salary or other material benefits of his position; (b) a material diminution of Executive's authority, status, duties or position; or (c) a material breach by the Company of the terms and conditions of this Agreement that is not cured or corrected within twenty (20) days following written notice of such breach, which notice shall contain a specific description of the breach and the action which must be taken by the Company to cure or correct such breach.

                  (f) Options which have vested prior to the date of termination shall remain exercisable in accordance with the terms of their respective stock option agreements. Unvested options shall terminate in accordance with the terms of the respective Stock Option Agreements.

         4. DUTIES. The Executive shall be employed as Senior Vice President of Marketing and Sales of the Company and, subject to the lawful direction of the Board of Directors and the Company's officers designated by the Board of Directors, shall perform and discharge faithfully the duties which may be assigned to him from time to time by the Company, consistent with his position as Senior Vice President of Marketing and Sales, in connection with the conduct of its business. If the Executive is elected or appointed a director of the Company or any subsidiary thereof during the term of this Agreement, the Executive will serve in such capacity without further compensation. Executive will be based in Pennsylvania.

         5. EXTENT OF SERVICES. Except as set forth below, the Executive shall devote his entire business time, attention and energies to the business of the Company and shall not during the term of this Agreement be engaged, whether or not during normal business hours, in any other business or professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage. All fees earned performing consulting or contractor activities deemed to fall within the parameters of the Company's lines of business (EDC, Pharmaceutical development, etc.) shall be paid to the Company. Notwithstanding the foregoing, the Executive shall be allowed to be an officer, director or trustee of family businesses or trusts, to participate in charitable and non-profit activities, to be a member of and participate in industry groups and organizations, and to serve on the Board of Directors of other companies, so long as such activities do not unreasonably interfere with the Executive fulfilling his duties to the Company. In the case of service on the Board of Directors of any for-profit enterprise or company, the Executive shall be required to obtain the prior written approval of the Company's Board of Directors. In addition, the Executive shall be allowed to provide consulting services to other for-profit companies so long as he obtains the prior written approval of the Company's Board of Directors, turns over to the Company the entire amount of the compensation he receives as a result of providing such services (if the services provided are related to the Company's business or products), and provides such services no more than three (3) days per month.

         6. DISCLOSURE OF INFORMATION. The Executive recognizes and acknowledges that the Company's trade secrets and proprietary information and processes, as they may exist from time to time, are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Executive's duties hereunder. The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity except the Company under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and processes which were known to Executive prior to his employment with the Company, or which are then in the public domain or known in the industry, provided that the Executive was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain or becoming known in the industry without the Company's consent. The Executive agrees to hold all memoranda, books, papers, letters, formulas and other data belonging to the Company, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company. The preceding sentence shall not apply to the Executive's personal employment records and documents. In the event an action is instituted and prior knowledge is an issue, it shall be the obligation of the Executive to prove by clear and convincing evidence that the confidential information disclosed was in the public domain or known in the industry, was already known by the Executive prior to his employment with the Company, or was developed independently by the Executive.

         7. INVENTIONS. The Executive hereby sells, transfers and assigns to the Company or to any person, or entity designated by the Company, all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, or in whole or in part, during the term hereof which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary, or (ii) otherwise relate to or pertain to the business, functions or operations of the Company or any subsidiary, or (iii) arise wholly or partly from the efforts of the Executive on behalf of the Company during the term hereof. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive at the Company's expense to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. Any invention by the Executive within six (6) months following the termination of this Agreement which is related to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary shall be deemed to fall within the provisions of this paragraph unless proved by the Executive to have been first conceived and made following such termination.

         8.       COVENANT NOT TO COMPETE.

                  (a) During the term hereof,, the Executive shall not compete, directly or indirectly, with the Company, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant, or employee of the Company, including, without limitation, being an employee or investor in, or officer, director, or consultant to, any person or entity which is engaged in a "Competitive Activity" as defined below. A "Competitive Activity" shall mean performing services whether as an employee, officer, consultant, director, partner, or sole proprietor for any person or entity engaged in the business then engaged in by the Company, which services involve the development and marketing of a web-based system to collect, manage, and compile clinical trial and research data.

                  (b) It is the desire and intent of the parties that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this
         Section in the particular jurisdiction in which such adjudication is made.

                  (c) Nothing in this Section shall reduce or abrogate the Executive's obligations during the term of this Agreement under Sections 4 and 5 hereof. If for any reason the Company shall default under this Agreement and fail to pay Executive the severance payment and benefits that he is entitled to receive hereunder, the provisions of this Section 8 shall become null and void.

         9. REMEDIES. If there is a breach or threatened breach of the provisions of Section 6, 7 or 8 of this Agreement, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.


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         10.      ASSIGNMENT. This Agreement may not be assigned by any party hereto; provided that the Company may assign this Agreement: (a) to an affiliate so long as such affiliate assumes the Company's obligations hereunder; provided that no such assignment shall discharge the Company of its obligations herein, or (b) in connection with a merger or consolidation involving the Company or a sale of more than 50% of the Company's securities or assets, to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company's obligations thereunder.

         11. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to the Executive at his residence at:

                                         Charles H. Beardsley
                                         1301 East Meetinghouse Road
                                         Lower Gwynedd, PA 19002

and to the Company at:

                                         OmniComm Systems, Inc.
                                         2555 Davie Road, Suite 110B
                                         Ft. Lauderdale, FL 33317
                                         Attention: Chief Financial Officer

         12. WAIVER OF BREACH. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         13. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         14. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida ("State"). All questions with respect to the construction hereof and the rights and liabilities of the parties hereto shall be governed by the laws of such State. Any action or proceeding arising out of or relating hereto shall be brought in such State.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

OMNICOMM SYSTEMS, INC.



By: /s/ Cornelis Wit
   ----------------------------------
   Chief Executive Officer

EXECUTIVE



/S/ Charles H. Beardsley
-------------------------------------

                                    EXHIBIT A
                    INCENTIVE AND NON-QUALIFIED STOCK OPTION

Total Number of Shares Subject to Options: 150,000

Vesting Schedule: 3 years

                             AMOUNT                       PRICE                              VESTING DATE
Year 1 2004                  50,000                       $.25                              January 2, 2004

Year 2 2005                  50,000                       $.25                              January 2, 2005

Year 3 2006                  50,000                       $.25                              January 2, 2006

OTHER RIGHTS:

1.       "Piggyback" rights in equal proportion to other employees.

2. Acceleration of all unvested options in the event of change in control, defined as a sale of more than 50% of the Company's securities or assets to a third party other than shares sold to Noesis Capital or its affiliates in the Series C Preferred Private Placement.

3. Options will be granted as Incentive Stock Options (ISO's) to the extent possible under Sec. 422 of the Internal Revenue Code of 1986.

4.       Length of options: ISO 5 years; NonQ 7 years

NOTES:

1. ISO: Incentive stock option pursuant to Sec. 422 of the Internal Revenue Code of 1986. ISO option price shall be the fair market value at the date of grant x 100%

2.       NONQ: Non-qualified stock option.